UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2026

EXLSERVICE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33089	82-0572194
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Park Avenue, 29th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (212) 277-7100

NOT APPLICABLE

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	EXLS	NASDAQ

Item 1.01. Entry into a Material Definitive Agreement.

On March 16, 2026, ExlService Holdings, Inc. (the “Company”) entered into a fixed dollar accelerated share repurchase transaction (the “ASR Transaction”) pursuant to a confirmation (the “ASR Agreement”) with Morgan Stanley & Co. LLC (“Morgan Stanley”) to repurchase an aggregate of $125 million of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The ASR Transaction is part of the Company’s $500 million share repurchase authorization approved by the Company’s Board of Directors (the “Board”) in February 2026.

Under the terms of the ASR Transaction, the Company made a payment of $125 million to Morgan Stanley, and received from Morgan Stanley on March 17, 2026 an initial delivery of 3,346,720 shares of Common Stock, which represents approximately $100 million based on the closing price of the Common Stock on March 16, 2026. The final number of shares of Common Stock to be repurchased under the ASR Transaction will be determined on completion of the ASR Transaction and will generally be based on the Rule 10b-18 volume-weighted average price of the Common Stock over a valuation period during the term of the ASR Transaction, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement.

The final settlement of the ASR Transaction is expected to be completed no later than the second quarter of 2026, with the final settlement date determined by Morgan Stanley within an agreed range, subject to earlier termination and other customary adjustments and provisions as set forth in the ASR Agreement. At settlement of the ASR Transaction, Morgan Stanley may be required to deliver additional shares of Common Stock to the Company, or, under certain circumstances, the Company may be required to deliver shares of Common Stock to Morgan Stanley or, at the Company’s election, remit a settlement amount in cash to Morgan Stanley. The Company is funding the share repurchase under the ASR Transaction using cash on hand and borrowings under its existing credit facility.

The ASR Agreement contains terms and provisions governing the ASR Transaction which are customary for these types of transactions, and which include, but are not limited to, the mechanism used to determine the number of shares of Common Stock or the amount of cash that will be delivered at settlement, the required timing of delivery of the shares, the circumstances under which Morgan Stanley is permitted to make adjustments to valuation and calculation periods, various acknowledgements, representations and warranties made by the parties to one another, and the circumstances under which the ASR Transaction may be terminated early.

From time to time, Morgan Stanley and/or its affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with the Company for which Morgan Stanley has received, or may receive, customary compensation, fees and expense reimbursement.

The foregoing description of the ASR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the ASR Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2026, Nitin Sahney, a member of the Board, notified the Board that he has decided not to stand for re-election at the Company’s 2026 annual meeting of stockholders (the “Annual Meeting”), at which time he will resign from the Board and the committees on which he currently serves. Mr. Sahney’s decision not to stand for re-election at the Annual Meeting did not arise from any disagreement with the Company, the Company’s management or the Board on any matters relating to the Company’s operations, policies or practices.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Number	Description
10.1	Fixed Dollar Accelerated Share Repurchase Agreement dated March 16, 2026 between ExlService Holdings, Inc. and Morgan Stanley & Co. LLC
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)

Date: March 18, 2026	By:	/s/ AJAY AYYAPPAN
	Name:	Ajay Ayyappan
	Title:	Executive Vice President, General Counsel and Corporate Secretary